Exhibit 10.3

INTERNATIONAL TEXTILE GROUP, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

Date of Grant: [grant date]

1. Grant of Performance Shares. Subject to the terms and conditions herein and the provisions of the International Textile Group, Inc. (the “Company”) 2008 Equity Incentive Plan (the “Plan”), the Company on the above date has granted to the grantee named below (the “Grantee”) Performance Shares equivalent to the number of shares of [Convertible Preferred] [Common] Stock shown below:

Grantee: [name of Grantee]

Performance Shares: equivalent to [number of] shares of [Convertible

Preferred][Common] Stock

All capitalized terms used herein shall have the same meaning as set forth in the Plan, except as otherwise specified in this agreement.

2. Performance Goals. Subject to the vesting rules below, the Performance Shares or portions thereof shall be earned upon attainment of the following Management Objectives during the relevant Performance Period, as certified by the Committee:

[INSERT DESCRIPTION OF PERFORMANCE CRITERIA &

PERFORMANCE PERIODS]

provided that there has not been a Termination of Employment of Grantee before the relevant Management Objectives for a Performance Period have been satisfied.

3. Vesting and Forfeiture. Any Performance Shares that have not been earned under paragraph 2 at the end of any relevant Performance Period shall be forfeited. Fifty percent (50%) of the Performance Shares that have been earned under paragraph 2 for any Performance Period shall be vested at the end of such Performance Period; the remaining fifty percent (50%) of the Performance Shares earned for such Performance Period shall be vested upon the one-year anniversary of the end of the Performance Period, provided that there has not been a Termination of Employment of Grantee before such date. Upon the Grantee’s Termination of Employment other than as a result of death, Disability, involuntary termination other than for Cause, or voluntary termination with Good Reason, any Performance Shares that have not both been earned under paragraph 2 and become vested under this paragraph 3 shall be forfeited.

4. Special Rules Upon Death, Etc. Notwithstanding paragraphs 2 and 3, if there has not previously been a Termination of Employment of Grantee, upon the occurrence of the earlier of the following events:

(a)	the Grantee’s death;

(b)	the Grantee’s Termination of Employment as a result of Disability; or

(c)	the Grantee’s involuntary Termination of Employment with the Company and all Affiliates other than for Cause or the Grantee’s voluntary Termination of Employment with the Company and all Affiliates with Good Reason, provided, however, that the Grantee executes an Agreement, Waiver and General Release, in form and substance satisfactory to the Company, in connection with such Termination of Employment;

any individual Management Objectives for the Performance Period in which the event occurs shall be deemed satisfied at the target level, and any other Management Objectives for the Performance Period shall be applied in the same manner as under paragraph 2 to determine whether the Grantee’s Performance Shares are earned for such Performance Period. The Performance Shares so earned for the Performance Period in which the event occurs shall be 100% vested as of the end of such Performance Period, and any Performance Shares earned for any prior Performance Period that have not previously become vested under paragraph 3 shall become vested upon such event.

5. Payment. Except as otherwise specified in paragraph 7 of this agreement:

(a)	The value of Performance Shares that are earned in accordance with paragraph 2 and become vested under paragraph 3 or 4, whichever is applicable, shall be payable in cash, shares of Stock or a combination thereof, as specified by the Committee to the Grantee or the Grantee’s Beneficiary in the event of the Grantee’s death.

(b)

The amount vested under paragraph 3 or 4, whichever is applicable, shall be paid after the end of the calendar year in which it becomes vested and no later than the 15th day of the third month after the end of such year.

(c)	The value of Performance Shares payable shall be the Fair Market Value of the equivalent number of shares of Stock.

6. Dividend Equivalents. An amount equivalent to the aggregate dividends payable from the date of grant of Performance Shares to the date of payment with respect to such Performance Shares on the number of shares of Stock equivalent to the number of Performance Shares that have been earned by, and become vested with respect to, the Grantee shall be payable to or on behalf of the Grantee at the same time and in the same manner as the payment of value with respect to the Performance Shares.

7. Change of Control. Notwithstanding any other provisions of this agreement, but subject to the terms and conditions of the Plan, in the event of a Change of Control:

(a)	The value of any Performance Shares held by the Grantee relating to Performance Periods before the Performance Period in which the Change of Control occurs that have been earned but not paid will become vested and be paid in cash upon the Change of Control; and

(b)	The Management Objectives with respect to any Performance Shares awarded to the Grantee for a Performance Period that has not been completed at the time of the Change of Control will be deemed satisfied at the target level for the Performance Period, and the value of such Performance Shares will become vested and be paid in cash upon the Change of Control.

8. Nontransferability. Performance Shares shall not be assignable or transferable, except by will or by the laws of descent and distribution. Any distributee by will or by the laws of descent and distribution shall be bound by the provisions of the Plan. Any attempt to assign, pledge, transfer, hypothecate, or otherwise dispose of any right to Performance Shares and any levy of execution, attachment, or similar process on Performance Shares shall be null and void.

9. Adjustment. In the event that any distribution, capital contribution, split-up, reorganization, merger, consolidation, spin-off, reclassification, split or combination of Stock, or other similar transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in its sole discretion and in such manner as it may deem equitable, adjust any or all of the number, kind, or other terms of the Performance Shares.

10. No Right to Employment. Nothing contained in this Performance Share agreement shall confer upon any Grantee any right to the continuation of his employment, agency, or other relationship with the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or agreement or to increase or decrease the compensation of the individual from the rate in effect at the time of the grant of Performance Shares.

11. Withholding. Whenever a payment is to be made with respect to Performance Shares granted under this agreement, the Company shall have the right to withhold from such payment, or to require the recipient to remit to the Company prior to the payment, an amount sufficient to satisfy any federal, state, and local withholding tax requirements with respect to such payment. If any portion of a payment is being made in the form of shares of Stock, in the Committee’s sole discretion and in the manner and amount determined by the Committee, the recipient may elect to satisfy any withholding obligation, in whole or in part, by electing to have the Company withhold shares of Stock (that would otherwise be issued or transferred to such person) with a fair market value equal to the amount required to be withheld.

12. No Fractional Shares. No fractional shares shall be issued under the Plan, and cash shall be paid in lieu of any fractional shares granted under the Plan.

13. Administration and Interpretation. In consideration of the grant, the Grantee agrees that the Committee shall have the exclusive power to interpret the Plan and this agreement and to adopt such rules for the administration, interpretation, and application of the Plan and agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Grantee, the Company, and all other interested persons. No member of the

Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this agreement. The Committee may delegate its interpretive authority to an officer or officers of the Company.

14. Notices. Any notices required under this agreement to be given to the Company shall be addressed to:

International Textile Group, Inc.

Attn: Corporate Secretary and Vice President – Human Resources

804 Green Valley Road

Suite 300

Greensboro, NC 27408

and any notices required to be given to the Grantee shall be sent to the Grantee’s address as shown in the records of the Company.

15. Plan Binding. The Grantee acknowledges receipt of the Plan and acknowledges that the Plan provisions govern the terms of the Performance Shares to the extent they are not inconsistent with this agreement.

16. Governing Law. The provisions of the Plan and this Performance Shares agreement shall be governed by and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, International Textile Group, Inc. has caused this agreement to be executed by an appropriate officer and the Grantee has executed this agreement, both as of the date of grant shown above.

INTERNATIONAL TEXTILE GROUP, INC.

By:

Dated:

Grantee:

Dated: